Exhibit 99.1
PORTOLA PACKAGING REPORTS SECOND QUARTER FISCAL YEAR 2007 RESULTS
     BATAVIA, IL—April 11, 2007 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for its second quarter of fiscal year 2007, ended February 28, 2007. Portola reported sales of $63.7 million for the second quarter of fiscal year 2007 compared to $63.4 million for the second quarter of fiscal year 2006, an increase of 0.5%. For the first six months of fiscal 2007, sales were $131.1 million compared to $129.3 million for the first six months of fiscal 2006, an increase of 1.4%. Portola reported operating income of $2.4 million for the second quarter of fiscal year 2007, compared to operating income of $1.2 million for the second quarter of fiscal year 2006, an increase of 100.0%. For the first six months of fiscal 2007, the Company had operating income of $5.7 million compared to operating income of $3.3 million for fiscal year 2006. Improvements in operating income of $1.2 million for the second quarter of fiscal 2007 versus the second quarter of fiscal 2006 were mainly the result of lower Selling, General and Administration spending in 2007 and the non-recurring patent litigation settlement costs of $1.5 million recorded in fiscal year 2006. These cost reduction activities were offset in part by the gain on sale of fixed assets of $0.6 million recorded last year. Portola reported a net loss of $3.3 million for the second quarter of fiscal year 2007 compared to a net loss of $3.9 million for the second quarter of fiscal year 2006. For the first six months of fiscal year 2007, the Company had a net loss of $5.4 million compared to a net loss of $7.2 million for the same period in fiscal year 2006.
     EBITDA(a), (c) decreased $0.2 million or 3.5% to $5.5 million in the second quarter of fiscal year 2007 compared to $5.7 million in the second quarter of fiscal year 2006 and increased $1.0 million or 8.5% to $12.7 million for the first six months of fiscal 2007 compared to $11.7 million for the first six months of fiscal 2006. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets and costs relating to the dissolution of our Management Deferred Compensation Plan, decreased $1.1 million or 16.4% to $5.6 million in the second quarter of fiscal year 2007 compared to $6.7 million in the second quarter of fiscal year 2006 and decreased $0.4 million or 3.0% to $12.9 million for the first six months of fiscal 2007 compared to $13.3 million for the first six months of fiscal 2006. The $1.1 million decrease in Adjusted EBITDA was driven primarily by a change of $1.0 million in foreign exchange versus the same quarter last year. The Company reported a foreign exchange loss of $0.3 million for the second quarter of fiscal year 2007 as compared to a $0.7 million gain reported in the second quarter of fiscal 2006. The majority of the foreign exchange is non-cash related. Additionally, Adjusted EBITDA was negatively affected by increases over the prior year of $0.3 million in expense for the second quarter of fiscal 2007 and $0.7 million for the first six months of fiscal 2007 related to customer conversions for newly acquired business. These conversion costs are a one time expense of equipment installed in customer facilities to allow them to transition their closure business to Portola.
CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the second quarter of fiscal year 2007 results. The conference call is scheduled for April 12, 2007 at 10:00 AM Central Standard Time. The United States Dial-In Number is 877-209-0397. The International Dial-In Number is 612-332-0637. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in the dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding markets. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL, INC:
     Portola Tech International (“PTI”) is a wholly owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one-coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Executive Vice President		(888) 739-0936
Chief Financial Officer	Fax:	(630) 406-8442
(630) 326-2074	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Unaudited Financial Results
(in millions)

	Q2 07	YTD 07	Q2 06	YTD 06
Sales	$63.7	$131.1	$63.4	$129.3
Cost of sales	54.3	111.4	54.1	109.6

Gross profit	9.4	19.7	9.3	19.7
Gross profit % (d)	14.8%	15.0%	14.7%	15.2%
SG&A, R&D and amortization	6.9	13.8	7.1	15.1
Patent litigation settlement (f)	—	—	1.5	1.5
Gain on sale of assets	—	—	(0.6)	(0.9)
Restructuring	0.1	0.2	0.1	0.7

Operating income	2.4	5.7	1.2	3.3
Interest expense	4.4	8.9	4.3	8.5
Amortization of debt issuance costs	0.4	0.8	0.4	0.8
Foreign exchange loss (gain)	0.3	0.2	(0.7)	(0.5)
Other (income) expense, net	0.6	0.5	0.1	—

Loss before income taxes	(3.3)	(4.7)	(2.9)	(5.5)
Income tax expense	—	0.7	1.0	1.7

Net loss	$(3.3)	$(5.4)	$(3.9)	$(7.2)

Add:
Interest expense	$4.4	$8.9	$4.3	$8.5
Income tax expense	—	0.7	1.0	1.7
Depreciation expense	3.6	7.2	3.7	7.5
Goodwill impairment	0.2	0.2	—	—
Amortization of intangibles	0.2	0.3	0.2	0.4
Amortization of debt issuance costs	0.4	0.8	0.4	0.8

EBITDA (a), (c)	$5.5	$12.7	$5.7	$11.7
EBITDA % (a), (c) (d)	8.6%	9.7%	9.0%	9.0%

Adjustments to EBITDA (b), (c):
Restructuring	$0.1	$0.2	$0.1	$0.7
Gain on sale of assets	—	—	(0.6)	(0.9)
MDCP dissolution costs (e)	—	—	—	0.3
Patent litigation settlement (f)	—	—	1.5	1.5

Adjusted EBITDA (b), (c)	$5.6	$12.9	$6.7	$13.3
Adjusted EBITDA % (b), (c) (d)	8.8%	9.8%	10.6%	10.3%

	February 28, 2007	August 31, 2006
Current assets	$60.8	$62.4
Property, plant and equipment, net	72.4	72.1
Other assets	21.3	22.2

Total assets	$154.5	$156.7

Current liabilities	$31.5	$34.4
Revolver and other debt	31.3	24.9
Senior notes	180.0	180.0
Other liabilities	3.1	3.3

Total liabilities	245.9	242.6

Other equity	6.1	6.2
Accumulated deficit	(97.5)	(92.1)

Total equity (deficit)	(91.4)	(85.9)

Total liabilities and shareholders’ equity (deficit)	$154.5	$156.7

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, restructuring costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.1 million both for the three months ended February 28, 2007 and 2006, respectively, and excludes restructuring charges of $0.2 million and $0.7 million for the six months ended February 28, 2007 and 2006, respectively.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.

(e)	Charges relating to the dissolution of the Management Deferred Compensation Plan (MDCP) which occurred in December 2005.

(f)	On May 31, 2006, the Company signed a settlement agreement with Blackhawk Molding Company, Inc. to settle a suit in which Blackhawk alleges that a “single stick” label attached to the Company’s five-gallon caps causes the Company’s caps to infringe a patent held by it. The agreement provides that the Company will pay Blackhawk $4.0 million by June 30, 2006 and $0.5 million per quarter for four quarters thereafter and $0.25 million per quarter for an additional four quarters.